EXHIBIT 4.1(i)

                                 LOAN AGREEMENT

                            dated as of July 21, 2005

                                     between

                               DEUTSCHE TELEKOM AG

                            Friedrich-Ebert-Allee 140
                                   53113 Bonn
                                     Germany

                                   ("LENDER")

                                       and

                          VocalTec Communications Ltd..
                                 2 Maskit Street
                                 Herzliya 46733
                                     Israel

                                  ("BORROWER")


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                                    CONTENTS


                               ss. 1 Loan Facility

                                  ss. 2 Purpose

                                 ss. 3 Disbursal

                              ss. 4 Loan repayment

             ss. 5 Interest, interest payments, interest calculation

                      ss. 6 Establishment of Escrow Account

                               ss. 7 Notifications

                               ss. 8 Miscellaneous

                           Annex: Terms and Conditions



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                               SS. 1 LOAN FACILITY

The LENDER shall grant a loan of a total amount of

                                USD 1.000.000,00

                            (One million 00/100 USD)

                                  SS. 2 PURPOSE

The loan shall be used to cover the BORROWER's financing needs.

                                 SS. 3 DISBURSAL

The total amount of the loan shall be paid to the BORROWER on JULY 22, 2005. (the Disbursal Date)

On the BORROWERs Bank Account with

         HSBC Republic
         NY Branch
         452 Fifth Ave. New York NY 10036 US
         For Account of: VocalTec Communication Ltd.
         Acc# 606967990
         ABA# 021004823

                              SS. 4 LOAN REPAYMENT

The BORROWER shall repay the loan in USD on July 20, 2006. (the Final Maturity
Date) to the LENDERs bank account with

Deutsche Bank AG Bonn
Account: 260 000 0005
Swift:   DEUTDEDK380

             SS. 5 INTEREST, INTEREST PAYMENTS, INTEREST CALCULATION

     1. The disbursed loan amount shall be charged interest of 7,05 % p.a.

     2. Interest shall be credited to the LENDER's bank account with Deutsche Bank Bonn account on the Final Maturity Date (Interest Payment Date).

     3. For interest calculation the year shall be deemed to consist of 365 days and each month shall consist of actual days (act/365).


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                      SS. 6 ESTABLISHMENT OF ESCROW ACCOUNT

The BORROWER hereby agrees to deposit the Escrowed Source Code (as defined below) with an agreed escrow custodian (the "Custodian") in Germany or in any other jurisdiction agreed to by the parties.

Simultaneously with the entering into this agreement, the LENDER and the BORROWER shall enter into a source code escrow agreement (the "Escrow Agreement") under which the source code of all BORROWER products previously installed at the LENDER and necessary for the operation and maintenance of the Jules Platform (as described in Annex 1) (the "LENDER's-Products"), including, but not limited to,

     (i)  Source Code H 323;

     (ii) the Source Code for the Peering Manager Solution;

     (iii) the BORROWER'S rights pertaining to equipment and software of sub-vendors

(together the "Escrowed Source Codes") will be deposited by the BORROWER in escrow.

Under such Escrow Agreement, the Custodian shall release the Escrowed Source Codes to the LENDER within thirty (30) working days of the following:

     (i) any voluntary reorganization, financial or otherwise, resulting in the dissolution or liquidation of the BORROWER;

     (ii) the BORROWER has ceased its business activities;

     (iii) the BORROWER's assets have been liquidated under bankruptcy, dissolution, or insolvency, or similar statutes, which makes it impractical for the BORROWER to perform maintenance services under its existing maintenance agreements with the LENDER; or

     (iv) the BORROWER ceases to carry out the maintenance obligations imposed on it pursuant to such maintenance agreements with the LENDER.

     Upon release of the Escrowed Source Codes, the LENDER and/or its affiliates shall have the transferable, non-exclusive, irrevocable and royalty free right to use and modify the Escrowed Source Code for the sole purpose of

     (i)  operation and maintenance of the LENDER's -Products and

     (ii) developing and making further improvements to the software for use by the LENDER and/or its affiliates.

     The LENDER and/or its affiliates shall be obligated to maintain the confidentiality of the released Escrowed Source Code. Other than the rights specified above for the benefit of the LENDER, the BORROWER shall retain all right, title, and interest in and to the LENDER's Products and the relevant Escrowed Source Codes.

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The BORROWER shall obtain, maintain and comply with the terms of any authorization required under any Israel law or regulation to enable it to perform its obligations under or for the validity or enforceability of the Escrow Agreement, including, but not limited to, the consent of the Chief Scientist of the Israel Ministry of Trade and Commerce for the deposit of the Escrowed Source Codes into escrow.

All expenses in connection with the deposit of the Escrowed Source Codes under the Escrow Agreement shall be borne by the BORROWER.

The Escrow Agreement shall be effective for a period of two years with automatic extension for successive one year periods unless otherwise agreed upon between the parties to the Escrow Agreement.

The BORROWER represents and warrants that as of the date hereof, no security interest is existing over the Escrowed Source Code and covenants that it shall not create any security interest over the Escrowed Source Codes, unless previously approved in writing by the LENDER, such approval not to be unreasonably withheld or delayed.


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                               SS. 7 NOTIFICATIONS

All notifications, announcements, information and messages under the present agreement shall be sent by registered mail or fax to the following addresses:


For the LENDER:                        For the BORROWER:

Deutsche Telekom AG                    Vocal Communications Ltd.
Friedrich-Ebert-Allee 140              2 Maskit Street
53113 Bonn                             Herzliya 46733
Germany                                Israel
Tel.:    +49 228 181 84100             Tel.:    +972 9 9707815
Fax:     +49 228 181 84188             Fax:     +972 9 9515307

Attn.: Thilo Junkes                    Attn.: Hugo Goldman

                               SS. 8 MISCELLANEOUS

1.   The Terms and Conditions are part of this Agreement (see annex).

2. No. 1.3 of the Terms and Conditions shall be changed as follows: "The BORROWER shall promptly make available to the LENDER such information relating to the financial condition of the Borrower as the LENDER may reasonably request.".

3. No. 2.1 of the Terms and Conditions shall be changed as follows: "A premature repayment shall, unless the relevant loan agreement determines otherwise, only be possible after obtaining the LENDER's prior written approval".

4. No. 2.2 of the Terms and Conditions shall be changed as follows: "Repaid amounts shall, unless the relevant loan agreement determines otherwise, not be available for renewed disbursement".

5. No. 6 of the Terms and Conditions shall be amended as follows: "The BORROWER is entitled to set-off counterclaims overdue of the same kind under this Agreement or any other agreement between the parties."

6. No. 8 of the Terms and Conditions shall be amended as follows: "If the LENDER wants to assign its rights and obligations under this Agreement pertaining to the loan to a third party that is not member of the Deutsche Telekom Group, the prior written approval of the BORROWER is required, however, such approval shall not be unreasonably withheld".

7. Additional interest: If the LENDER does not receive from the BORROWER payment of any amount due under this Agreement on its due date the BORROWER agrees to pay on demand to the LENDER interest on such amount from and including the date of such non-receipt up to and including the date of actual payment (as well after as before judgement) at the rate per annum specified in clause 4.1 plus an additional interest margin of 1%.

8. For a period of two years of the date hereof, the BORROWER shall maintain such licence, maintenance and operation agreements with the LENDER necessary for the operation and maintenance of the Jules Platform.


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9.   Taxation

     9.1. Tax Gross-up: All payments made by the BORROWER under this Agreement shall be made without any deduction or withholding for an account of any income tax imposed by any taxing or governmental authority. If the BORROWER is required by law to make any deduction or withholding from any payment due hereunder, the LENDER then will increase the gross amount payable by the BORROWER so that, after any deduction or withholding, the net amount received by the LENDER will not be less than the LENDER would have received if no deduction or withholding had been required. LENDER shall use its best efforts to receive credit, rebate or refund for any amount withheld from the relevant tax authorities. In the event that any credit, rebate or refund arising from the aforesaid additional payment made by the BORROWER is granted to the LENDER by the tax authority or other authority, LENDER shall transfer such credit rebate or refund to the BORROWER. Besides that, the LENDER shall be obliged to provide the BORROWER with all official certificates which are necessary to obtain a tax refund.

     9.2. Tax Receipts: If the BORROWER is required by any law or regulation to make any payment contemplated by Section 9.1. of this Agreement, then the BORROWER shall notify the LENDER promptly as soon as it becomes aware of such requirement. The BORROWER shall remit promptly the amount of such Taxes to the appropriate taxation authority, and in any event prior to the date on which penalties attach thereto. The BORROWER will deliver to the LENDER all appropriate receipts or evidence of any such withholding and payment and co-operate with the LENDER to enable the LENDER to recover any tax or credit to which it may be entitled.

10.  Confidentiality

     Neither party will, without the other party's prior written consent, publish or otherwise disclose to any person (other than their respective employees, agents, legal counsel or financial advisors) the fact that the parties are entering into this agreement, the provisions or subject matter of this agreement or the fact that discussions or negotiations are taking place in connection with a potential participation by the LENDER in the BORROWER's anticipated capital increase.


BONN, JULY 21, 2005                          HERZLIYA, JULY 21, 2005
DEUTSCHE TELEKOM AG                          VOCALTEC COMMUNICATIONS LTD.

------------         -----------             ----------            ------------
Thilo Junkes         Rainer Heil             Elon Ganor            Hugo Goldman


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ANNEX

                TERMS AND CONDITIONS FOR THE GRANTING OF LOANS BY
                               DEUTSCHE TELEKOM AG

                           NO. 1 PAYMENT PREREQUISITES

The LENDER is not obliged to pay the loan (nor partial amounts thereof, if stipulated in this Agreement) if the BORROWER

1.   infringes obligations under this Agreement.

2. gives information which contains substantial inaccuracies before the conclusion or during the implementation of this Agreement.

3. has not provided sufficient details on the financing requirements or the financing limit before the call for each individual partial amount on the basis of the following documents:

     the current version of the BUDGET, BUSINESS PLANS AS WELL AS THE LIQUIDITY STATUS which have been approved by the BORROWER's Supervisory Board.

                              NO. 2 LOAN REPAYMENT

1. A premature repayment shall only be possible after obtaining the LENDER's prior written approval.

2.   Repaid amounts shall not be available for renewed disbursement.

                                 NO. 3 PAYMENTS

1. As a general principle, the payments effected by the BORROWER shall be transferred free of charge in the respective currency of the contract to the LENDER's account stated in writing. The LENDER may state a different bank account by giving written notification thereof at any time.

2. If a payment date is not a bank workday, the payment shall be effected on the next bank workday. A "bank workday" within the meaning of this Agreement is the day on which the business premises of the bank, which the BORROWER was notified of in writing by the LENDER for payments under this Agreement, are open.

                                  NO. 4 DEFAULT

1. If redemption amounts are not credited to the LENDER's account on the due date or the full amount thereof is not paid, the LENDER shall be entitled to demand interest on the outstanding amounts, which shall amount to the market rates applicable between banks on the first day of default, in addition to an interest surcharge as of the payment due date under this Agreement until and including the date on which payment is effected.

2. If the BORROWER should default with other payments, he shall pay to the LENDER lump-sum damages for the outstanding amount according to No. 4, item 1, as of the payment due date under this Agreement until and including the date on which payment is effected.


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                              NO. 5 INTEREST PERIOD

The interest period shall commence on the date (value date) on which the loan is debited to the LENDER's account.

                      NO. 6 OFFSETTING, RIGHT OF RETENTION

The BORROWER is not entitled to offset counterclaims from claims under this Agreement, or to assert a right of retention.

                                NO. 7 TERMINATION

The LENDER is entitled to terminate this Loan Agreement without observing a notice period and to immediately call the loan including the accrued interest and any other amounts owed as due for payment if there is a good cause for such action.

Good cause exists if the BORROWER

a) provides information before the conclusion or during the implementation of this Agreement which contains substantial inaccuracies; or

b) falls into arrears with payments agreed under contracts or otherwise with the LENDER for longer than one month.

                 NO. 8 TAKING-OVER OF THE AGREEMENT, ASSIGNMENT

The LENDER is entitled to assign the contractual relationship to a third party in such a manner that this party takes over the Loan Agreement in lieu of the LENDER. The loan relationship shall pass to the third party with all the rights and duties under this Agreement. The approval of the BORROWER is not required for such action.

The claims of the BORROWER under this Agreement are not transferable nor chargeable.

                                 NO. 9 REPORTING

The BORROWER undertakes

1. to immediately inform the LENDER of unforeseen events which have a substantial effect on the course of business and the actual and future condition of the company.

2. to submit the reports agreed to the LENDER in the course of Group reporting.

                             NO. 10 FINAL PROVISIONS

1. Amendments and supplements to this Agreement must be made in writing by both parties hereto.

2. Invalid clauses of this Agreement shall not affect the validity of the remaining clauses. The parties to this Agreement shall immediately replace such invalid clauses with appropriate clauses accordingly.

3. Should the LENDER not exercise a right due to him under this Agreement at all or only temporarily, this shall not constitute a waiver of such right.

4.   Applicable law, jurisdiction

     a) This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

     b)   Place of jurisdiction shall be Bonn, Federal Republic of Germany.


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